Exhibit 1.1

SIERRA WIRELESS, INC.
ANNUAL INFORMATION FORM
For the Fiscal Year Ended December 31, 2017

DATED March 7, 2018

ANNUAL INFORMATION FORM

Cautionary Note Regarding Forward-looking Statements

Certain statements and information in this Annual Information Form ("AIF") are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws (“forward-looking statements”), including our business outlook for the short and longer term; statements regarding our strategy, plans and future operating performance; the Company’s liquidity and capital resources; the Company’s financial and operating objectives and strategies to achieve them; general economic conditions; expectations regarding the recent acquisition of Numerex Corp. ("Numerex"); estimates of our expenses, future revenues, non-GAAP earnings per share and capital requirements; our expectations regarding the legal proceedings we are involved in; statements with respect to the Company’s estimated working capital; expectations with respect to the adoption of IoT solutions; expectations in respect of our next generation Narrowband IoT; expectations regarding trends in the IoT market and wireless module market; expectations regarding product and price competition from other wireless device manufacturers and solution providers; and our ability to implement effective control procedures. Forward-looking statements are provided to help you understand our views of our short and longer term plans, expectations and prospects. We caution you that forward-looking statements may not be appropriate for other purposes.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are not promises or guarantees of future performance, they represent our current views and may change significantly. Forward-looking statements are based on a number of material assumptions, including, but not limited to, those listed below, which could prove to be significantly incorrect:

•	our ability to develop, manufacture and sell new products and services that meet the needs of our customers and gain commercial acceptance;

•	our ability to continue to sell our products and services in the expected quantities at the expected prices and expected times;

•	expected cost of goods sold;

•	potential component supply constraints;

•	our ability to win new business;

•	our ability to integrate the business, operations and workforce of Numerex and to return the Numerex business to profitable growth and realize the expected benefits of the acquisition;

•	our ability to integrate other acquired businesses and realize expected benefits;

•	expected deployment of next generation networks by wireless network operators;

•	our operations not being adversely disrupted by other developments, operating or regulatory risks; and

•	expected tax rates and foreign exchange rates.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ significantly from those expressed or implied in our forward-looking statements, including, without limitation:

•	competition from new or established competitors or from those with greater resources;

•	risks related to the recent acquisition of Numerex;

•	disruption of, and demands on, our ongoing business and diversion of management’s time and attention in connection with other acquisitions or divestitures;

•	the loss of or significant demand fluctuations from any of our significant customers;

•	cyber-attacks or other breaches of our information technology security;

•	our financial results being subject to fluctuation;

•	our ability to respond to changing technology, industry standards and customer requirements;

•	our ability to attract or retain key personnel;

•	risks related to infringement on intellectual property rights of others;

•	our ability to obtain necessary rights to use software or components supplied by third parties;

•	our ability to enforce our intellectual property rights;

•	difficult or uncertain global economic conditions;

•	our reliance on single source suppliers for certain components used in our products;

•	failures of our products or services due to design flaws and errors, component quality issues, manufacturing defects or other quality issues;

•	our dependence on a limited number of third party manufacturers;

•	unanticipated costs associated with litigation or settlements;

•	our dependence on mobile network operators to offer and promote acceptable wireless service programs;

•	risks related to contractual disputes with counterparties;

•	risks related to governmental regulation;

•	risks related to the transmission, use and disclosure of user data and personal information; and

•	risks inherent in foreign jurisdictions.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to below under "Risks and Uncertainties" and those referred to in our other regulatory filings with the U.S. Securities and Exchange Commission (the "SEC") in the United States and the provincial securities commissions in Canada.

Our forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by applicable law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CURRENCY
Unless otherwise indicated, all figures are stated in United States dollars.

CORPORATE STRUCTURE
Unless the context otherwise indicates, references to “we”, “our”, “us”, “the Company”, “the Corporation” or “Sierra Wireless” in this Annual Information Form means Sierra Wireless, Inc. and its subsidiaries.
Sierra Wireless was incorporated under the Canada Business Corporations Act on May 31, 1993. The Articles of Sierra Wireless were amended by a Certificate of Amendment issued March 29, 1999 to remove the private company provisions and restrictions on share transfer. The Articles of the Company were further amended by Certificates of Amendment issued May 13, 1999 and May 14, 1999 to: (i) re-designate and change all existing Common Shares in the capital of the Company to new Common Shares in the capital of the Company (the “Common Shares”); (ii) change the rights attached to all Preference Shares in the capital of the Company (the “Preference Shares”) and to remove each existing series of Preference Shares; and (iii) consolidate the Common Shares on the basis of one post-consolidation Common Share for 1.5 pre-consolidation Common Shares. Effective March 30, 2003, the Company amended the Company's By-Laws to take into account certain changes made to the Canada Business Corporations Act, including (i) the reduction of the Canadian residency requirement to 25% and (ii) to allow for the advance of funds by the Corporation to a director, officer or other person for the costs of a proceeding where the Company is obligated to indemnify such person. The Company amended the By-laws further on April 14, 2014 to (i) increase the quorum for the transaction of business at any meeting of the board to a majority of the directors, (ii) increase the quorum at any meeting of shareholders to two presents in person, each being a shareholder entitled to vote or duly appointed proxyholder or representative for a shareholder so entitled, and holding or representing, in the aggregate, at least 25% of the votes attaching to all the shares of the Company entitled to be voted at the meeting, and (iii) to adopt the Company's advance notice policy.
The Company’s registered and records office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3 and its head office and principal place of business is located at 13811 Wireless Way, Richmond, British Columbia, Canada, V6V 3A4.
The following table lists the principal subsidiaries of Sierra Wireless and their jurisdictions of incorporation or organization. All such entities are 100% owned, directly or indirectly, by Sierra Wireless.

Name	Jurisdiction of Incorporation or Organization
Sierra Wireless America, Inc.	Delaware, U.S.A.
Sierra Wireless S.A.	France
Sierra Wireless Hong Kong Limited	Hong Kong
Sierra Wireless Sweden AB	Sweden
Numerex Corp.	Pennsylvania, U.S.A.
Subsidiaries with total assets and revenues less than 10 per cent, and in the aggregate less than 20 per cent, of total consolidated assets or total consolidated revenue are excluded from the list.

GENERAL DEVELOPMENT OF THE BUSINESS
Sierra Wireless is an Internet of Things ("IoT") pioneer, empowering businesses and industries to transform and thrive in the connected economy. Customers start their IoT deployments with Sierra Wireless because we provide an integrated device-to-cloud solution comprised of embedded and networking solutions seamlessly connected with our IoT services. Original Equipment Manufacturers ("OEMs") and enterprises worldwide rely on our expertise in delivering fully-integrated solutions to reduce complexity, turn edge network data into intelligent decisions and get their connected products and services to market faster.

We operate our business under three reportable segments: (i) OEM Solutions; (ii) Enterprise Solutions; and (iii) IoT Services. Effective December 11, 2017, our former Cloud and Connectivity Services segment was renamed IoT Services to coincide with the acquisition of Numerex which is now included in our IoT Services segment.

OEM Solutions

As a leading embedded module vendor, we provide standards-based wireless technologies and support open source initiatives that help OEMs and system integrators get their products to market faster. We make it easy to embed cellular, Wi-Fi, Bluetooth and Global Navigation Satellite System ("GNSS") technologies, as well as manage connectivity, devices and data through our cloud platform. Our OEM Solutions segment includes embedded cellular modules, short range wireless modules, software and tools for OEM customers who integrate wireless connectivity into their products and solutions across a broad range of industries, including automotive, transportation, energy, enterprise networking, sales and payment, mobile computing, security, industrial monitoring, field services, smart home, healthcare and others. Within our OEM Solutions segment, our embedded wireless module product portfolio spans second generation ("2G"), third generation ("3G"), fourth generation ("4G") Long-Term Evolution ("LTE") and Low Power Wide Area ("LPWA") cellular technologies, Bluetooth and Wi-Fi technologies, and GNSS. Our broad product portfolio also includes cloud-based remote device and data management capability, as well as support for our embedded application framework called Legato which is an open source, Linux-based platform. We are also advancing our capabilities at the edge of the network to enable intelligent data orchestration through additional software that enhances our integrated IoT solution offering.

Enterprise Solutions

Our Enterprise Solutions segment provides secure networking solutions comprised of routers and gateways complemented by cloud-based or on-premise software for secure device and network management. Our networking solutions address a range of key segments within the mobility, industrial and enterprise markets.
Sierra Wireless AirLink gateways and routers have strong brand recognition with network operators, value added resellers and end customers. Our gateways and routers are known for their reliability and technical capability in mission critical applications deployed in hostile environmental conditions. Our gateways leverage Sierra Wireless' expertise in wireless technologies and offer the latest LTE networking capabilities. The acquisition of GenX Mobile Incorporated ("GenX") in 2016 has added vehicle tracking (telematics) devices to our product portfolio, which are sold through fleet management solution partners.
We sell our AirLink gateways and routers through channel partners in a two-tier distribution model worldwide. Our Enterprise Solutions team also includes a direct sales force and an expert technical team which engages with key customers in each of our target segments.

IoT Services

Our IoT Services segment enables the digital transformation of enterprises through integrated IoT services comprised of cloud, connectivity and broadband services that support our device-to-cloud strategy and enable worldwide IoT deployments by our customers. Our solutions make it simple to rapidly build and scale IoT applications while de-risking the deployment process. Sierra Wireless offers the broadest array of cloud and connectivity services to connect customers to the mobile network, manage devices and power their IoT services. In addition to bringing established cloud and connectivity services for the IoT, the acquisition of Numerex in December 2017 has added a number of specific vertical market IoT solutions that include segments such as security, asset tracking and asset optimization.

Our AirVantage cloud platform is used to collect, manage and process data from any number of connected devices. It allows our customers to centrally deploy and monitor IoT devices at the edge of the network, including configuring device settings and delivering firmware and embedded application updates remotely over the air.  Our connectivity services, which includes our flexible Smart SIM technology, delivers unique benefits for IoT deployments including quality of service improvements and multi-operator network coverage through our agreements with a variety of mobile network operators worldwide. Our managed broadband services provide secure, high speed network connectivity solutions for distributed enterprises utilizing cellular broadband gateways and advanced antennas.

We significantly advanced our device-to-cloud capabilities in 2015 by completing three acquisitions and rapidly expanding our IoT services business. These acquisitions included: Wireless Maingate AB ("Maingate"), a Sweden-based provider of IoT connectivity and data management services; Accel Networks LLC ("Accel"), a provider of secure managed cellular broadband connectivity services for distributed enterprises in North America and MobiquiThings SAS ("MobiquiThings"), a France-based mobile virtual network operator providing intelligent global connectivity services to the IoT marketplace.  These businesses have been integrated into our IoT Services segment.

During 2017, the following product and customer developments influenced the general progression of our business:

•	We entered into a joint business relationship with PwC Canada to help enterprises around the world develop and launch transformative IoT services and new business models.

OEM Solutions

•
Volkswagen selected our AirPrime AR Series modules with our Legato embedded software platform for its next generation of connected cars. Our automotive solutions will deliver high-speed cellular connectivity for the Volkswagen Car-Net platform.

•	We were recently selected by Nauto, Inc. ("Nauto") as the wireless connectivity solution for the North American launch of Nauto's flagship artificial intelligence-powered auto network.

•	We launched the world's first 'plug-and-play' cellular modules and routers with pre-integrated global connectivity, IoT operation management and security.

•	We delivered early modules for Telstra Corporation Limited's upcoming LTE Cat-M1 network to Landis+Gyr, enabling their industry-first live Cat-M1 smart meter trial.

•
We announced one of the industry's first global, dual-mode LPWA cellular modules. Our AirPrime WP77 smart wireless modules simplify LPWA deployments for customers developing products that need to seamlessly connect to different LPWA technologies.

•	In collaboration with industry leaders and developers, we announced mass-market availability of the mangOH Red open-source hardware platform to drive the next phase of IoT commercialization.

•	We announced the industry's first global LTE-Advanced Pro cellular modules, enabling the world's fastest IoT applications for the mobile computing, networking, and industrial segments.

•
We announced the BX Series Wi-Fi and Bluetooth combo modules with built-in cloud services and security features.  The AirPrime BX Series now provides AirVantage cloud services and secure boot in our CF3 form factor to enable scalable Wi-Fi/Bluetooth solutions optimized for industrial IoT applications.

•	Testing is underway for our next-generation Narrowband IoT ("NB-IoT") embedded cellular modules which are expected to be certified for T-Mobile's NB IoT network in early 2018.

•	Recently, our mangOH Red open source hardware platform has been recognized with the IoT Breakthrough Award for IoT Development Tool of the Year.

•
We announced the industry's smallest, lowest power, multi-mode LPWA cellular modules targeted at rapidly growing markets in asset tracking and connected industrial equipment, smart city, healthcare, agriculture and wearables.

Enterprise Solutions

•
We announced that our industry-leading AirLink MP70 LTE-Advanced vehicle routers now support the most advanced, integrated vehicle telemetry, inertial navigation, and driver behavior features to improve fleet operations and vehicle maintenance.

•
We signed a distribution agreement with Ingram Micro Inc. ("Ingram Micro"), one of the largest technology distributors in the world.  Through this agreement, Ingram Micro is authorized to distribute our complete AirLink portfolio of networking solutions, including cellular routers, gateways, and management services to its channel partners in the United States.

•	We announced the release of the AirLink Connection Manager (ACM) 2.0 VPN appliance for vehicle networking use cases.

IoT Services

•
We announced support for Google Cloud IoT Core, a fully managed service that allows users to easily and securely connect and manage devices at global scale, through integration of our AirVantage IoT Platform with Google Could services.

•	We announced that Nube has selected our device-to-cloud IoT solution and Microsoft Azure Cloud Services to reinvent consumer gas delivery.

Significant Acquisitions

Acquisition of Numerex Corp.
On December 7, 2017, in accordance with the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 2, 2017, we acquired all of the outstanding shares of Numerex in a stock-for-stock merger transaction (the "Transaction") whereby Numerex stockholders received a fixed exchange ratio of 0.18 common shares of Sierra Wireless for each share of Numerex common stock. On closing of the Transaction, Sierra Wireless issued 3,580,832 common shares as merger consideration in exchange for all of the outstanding shares of Numerex common stock and certain outstanding Numerex equity awards and warrants. Concurrent with closing, approximately $20.2 million in the aggregate was paid to retire outstanding

Numerex debt for total consideration of $97.5 million. On February 19, 2018, Sierra Wireless filed a Form 51-102F4 - Business Acquisition Report in respect of the Transaction on SEDAR at www.sedar.com.

Numerex is a provider of enterprise solutions enabling IoT deployments and its solutions produce new revenue streams and create operating efficiencies for its customers. Numerex provides its technology and services through its integrated platforms, which are generally sold on a subscription basis. Numerex offers a portfolio of managed end-to-end IoT solutions including smart devices, network connectivity and service applications capable of addressing the needs of a wide spectrum of vertical markets and industrial customers. Numerex’s mission is to empower enterprise operations with world-class, managed IoT solutions that are simple, scalable, and secure.

Highlights of the recent financial performance of our business

In 2017 our revenue was $692.1 million, an increase of 12.4% from 2016. The increase in revenue was driven by solid year-over-year growth in each of our three reportable segments: our OEM Solutions segment experienced growth from automotive and enterprise customers (including mobile computing); our Enterprise Solutions segment revenues grew as a result of the acquired GenX business and the continuing sales ramp of new AirLink gateway and router products; and our IoT Services segment revenue grew as a result of subscriber expansion. Gross margin was 33.9% of revenue in 2017, compared to 35.4% in 2016. In 2016, gross margin was favorably impacted by a change in estimate of our Intellectual Property ("IP") royalty accrual(1) and two legal settlements. On a comparable year-over-year basis these items added 210 basis points to gross margin in 2016 compared to 2017. In 2017, gross margin benefited from product cost reductions that were partially offset by unfavorable product mix. Loss from operations was $0.4 million in 2017, compared to earnings from operations of $21.3 million in 2016. Our earnings from operations in 2017 included stock-base compensation and related social taxes of $10.4 million, acquisition-related amortization of $15.1 million, acquisition-related and integration costs of $8.2 million and impairment of $3.7 million. Our net earnings were $4.1 million, compared to $15.4 million in 2016. 2017 net earnings included an after-tax foreign exchange gain of $7.5 million compared to an after-tax foreign exchange loss of $1.7 million included in the 2016 net earnings.

In 2016 our revenue was $615.6 million, an increase of 1.3% from 2015. The increase was mainly driven by contributions from businesses acquired in 2016 and 2015 and higher revenues from our new Enterprise gateway products, partially offset by weaker revenues in our OEM Solutions segment. Gross margin was 35.4% of revenue in 2016, compared to 31.9% in 2015. The increase in gross margin was due to the favorable impact on cost of goods sold related to a Change in Estimate of our contingent intellectual property royalty obligations(1), product cost reductions in our OEM and Enterprise Solutions segments and the favorable impact of cost recoveries as a result of two legal settlements received in the first half of 2016. Earnings from operations were $21.3 million in 2016, compared to $10.1 million in 2015. Our earnings from operations in 2016 included stock-based compensation and related social taxes of $7.6 million, acquisition-related amortization of $12.1 and acquisition-related and integration costs of $0.8 million. Our net earnings were $15.4 million, compared to net loss of $2.7 million in 2015. The 2016 net earnings included an after-tax foreign exchange loss of $1.7 million compared to an after-tax foreign exchange loss of $11.6 million included in the 2015 net loss.

(1) During the fourth quarter of 2016, we reviewed the cumulative recent developments in the IP licensing landscape and concluded that these should be reflected in the estimate of our royalty obligations.  Effective October 1, 2016, we reduced our Accrued Royalties obligation by $13.0 million ("Change in Estimate") and recorded a one-time recovery in our cost of goods sold.  The Change in Estimate has also resulted in a reduction of our royalty accrual for future products sold. For the year ended December 31, 2016, this Change in Estimate increased our net earnings by $14.4 million and each of basic and diluted net earnings per share by $0.45.

Our revenue by segment for the years ended December 31, 2017 and 2016 per quarter was as follows:

	2017					2016
	Total	Q4	Q3	Q2	Q1	Total	Q4	Q3	Q2	Q1

OEM Solutions	$555,887	$139,795	$138,531	$144,561	$133,000	$516,517	$135,211	$127,765	$132,667	$120,874
Enterprise Solutions	101,535	31,879	26,277	21,661	21,718	71,486	20,976	18,938	16,577	14,995
IoT Services	34,655	11,859	8,433	7,288	7,075	27,604	6,834	6,857	6,985	6,928
	$692,077	$183,533	$173,241	$173,510	$161,793	$615,607	$163,021	$153,560	$156,229	$142,797

NARRATIVE DESCRIPTION OF THE BUSINESS
Industry Background
We operate in the wireless communications and information technology industry, enabling connectivity for IoT solutions through cellular and short range wireless technologies. These technologies include 2G cellular standards such as GSM/GPRS/EDGE and CDMA/1xRTT; 3G standards such as UMTS (including HSPDA and HSUPA) and EV-DO; and 4G standards such as HSPA+, LTE, LTE-A; Low Power Wide Area ("LPWA") standards such as LTE-M and NB-IoT; and wireless local area network technologies such as Wi-Fi, Bluetooth, and GNSS. Key industry participants include:

•	mobile network operators, who deploy, own and operate wireless networks and provide service to end users;

•	infrastructure vendors, who provide the networking equipment and software to build such networks;

•	device manufacturers, who provide voice and data communication devices that use the network, such as modems, embedded wireless modules and wireless gateways;

•	semiconductor companies who manufacture the technology platforms and chipsets that are often used by device manufacturers to develop their products, and

•	application enablement and cloud vendors, who provide applications and data analytics to enterprises and consumers that utilize the wireless networks.
Over the past several years, we have transitioned our business to focus specifically on integrated device-to-cloud solutions for IoT applications providing a broad portfolio of 2G, 3G, 4G, LPWA and short-range wireless embedded modules, intelligent gateways, as well as cloud and connectivity services.
Recent market trends in the wireless communications industry include:

•
Evolving wireless networks. Mobile network operators around the world continue to invest in network upgrades to support LTE technologies, enabling mobile broadband connectivity of up to 800 megabits per second ("Mbps"). Mobile network operators also continue to expand and improve network coverage, improving the ubiquity of cellular wireless access globally. US telecommunications carriers have recently started testing various 5G technologies, the next phase of mobile telecommunications standards which is expected to be deployed in the market by 2020-21.

•
Adoption of LPWA technology. To expand the market for IoT applications, the industry adopted LPWA standards in 2016 by approving specifications for Cat M-1 and Cat NB-1. Sierra Wireless worked actively with the 3GPP standards body in setting the Cat M-1 and Cat NB-1 standards and we remain active in evolving this innovative technology. This development is expected to expand the market for low power, deep coverage IoT applications. Commercial availability of Cat M-1 and NB-1 devices and services were tested and piloted in 2017 and we are expecting this to ramp in 2018 as customers start to deploy this new technology.

•
Technology improvements in devices and software. Improvements in wireless chipset technology, including greater integration, higher speeds, and lower power consumption, are driving further advances in cellular devices including on-board application processing, faster data transfer, smaller form factors, lower hardware costs, and longer battery life for host devices. These advances have helped enable the significant growth in demand for connected IoT devices and applications across many segments including automotive, transportation, energy, enterprise networking, sales and payment, industrial control and monitoring, field service, and healthcare.

•	Lower, more flexible service pricing. Mobile network operators ("MNOs") are introducing new wireless connectivity service pricing models to accelerate growth of IoT solutions and applications.

•
Emergence of Mobile Virtual Network Operators (“MVNOs”) specifically for the IoT. MVNOs are increasing their level of activity in the IoT and expanding their service offerings by leveraging their connectivity services and adding application enablement and device management for the IoT, often targeting specific vertical market segments.

•
Increasing focus and investment by large ecosystem participants. Large ecosystem participants, such as mobile network operators, system integrators, semiconductor companies, cloud services providers and application enablement companies, are increasing their investments in, and strategic focus on, IoT solutions. Enterprises, governments and other organizations are increasingly incorporating IoT solutions into their business models to enhance productivity, reduce costs and create competitive advantage.

We expect these trends, and others, to stimulate overall growth in the IoT market.  With higher speeds, lower costs, increased battery life and ubiquitous coverage in mobile networks, plus more ecosystem investment and innovative products from solution providers, the number of wireless connected devices and data traffic is expected to increase substantially over the next decade.  This growth is expected to drive demand for secure, scalable device-to-cloud solutions that can connect, gather, store and manage data for customer applications.

Products and Solutions
With sales, engineering, and R&D teams located in offices around the world, we offer the industry's most comprehensive portfolio of embedded modules and gateways, seamlessly integrated with our cloud and connectivity services. Our integrated solutions are developed to be simple, scalable and secure, enabling customers to get their connected products and services to market faster. Our devices are currently operating on more than 100 networks globally and we have shipped more than 130 million connected devices worldwide.
Our IoT Services include our Smart SIM, a global carrier-agnostic subscriber identity module (SIM) that is designed for machines and IoT applications. Our Smart SIM is one of the industry's first SIMs to support the new GSMA eSIM/eUICC specification. Our fully managed connectivity solutions are bundled with hardware into one monthly service guaranteeing connectivity for mission critical applications.
OEM Solutions
Our OEM Solutions segment includes embedded wireless modules and optimized tools for OEM customers that are used to integrate wireless connectivity into products and solutions across a broad range of industries including automotive, transportation, enterprise networking, energy, sales and payment, mobile computing, security, industrial monitoring, field services, healthcare, and others. Within our OEM Solutions segment, our embedded wireless modules product portfolio spans 2G, 3G, 4G and LPWA technologies as well as Bluetooth, Wi-Fi and GNSS technologies for use in IoT applications. This product portfolio also includes cellular connectivity services, cloud-

based device and data management capability, as well as support for on-board embedded applications using Legato™, our open source, Linux-based application framework.
We believe there are long-term profitable growth prospects in the embedded wireless module market and we plan to continue to invest in our embedded module portfolio to expand our leadership position. Our acquisitions of Wavecom in 2009, the M2M business of Sagemcom in 2012, the M2M modules and modems business of AnyDATA in 2013, Blue Creation in 2016 and the GNSS business of GlobalTop in 2017, combined with subsequent product launches and customer design wins, have allowed us to significantly expand our global position in wireless embedded solutions. We believe that our line-up of embedded modules is the broadest in the industry. The acquisition of Blue Creation added Bluetooth, Bluetooth Low Energy and Wi-Fi capabilities and modules to our solutions portfolio while the acquisition of the GNSS business of GlobalTop added GNSS Positioning modules.

In 2014, we introduced our Legato™ platform, an open source embedded platform built on Linux, designed to simplify IoT application development. Comprised of a tightly integrated application framework, fully tested Linux distribution and feature-rich development environment, the open source Legato™ platform accelerates application level development of connected devices, thereby lowering total development and system costs for OEMs. Legato™ provides existing customizable components needed for IoT solutions across a wide range of target markets, including connected cars, smart meters, and industrial automation.

In 2015, we introduced Project MangOH, an open source hardware design which accelerates innovation within the IoT, enables rapid prototyping and shortens the time-to-market for IoT developers. IoT developers can use the MangOH development kit to deploy multiple wireless and sensor technologies to determine the best solutions for their specific IoT use-case requirements. Once their prototype is complete, they can then re-use the industrial-grade design and IoT modules in final production. We recently introduced MangOH Green and MangOH Red rapid prototyping kits which are being well-received by the development community.

In addition to our devices and related software products, we offer professional services to OEM customers during their product development and launch process. We leverage our expertise in wireless design, software, integration and certification to provide services that enable customers to more rapidly and cost-effectively bring their IoT and connected device solutions to market.
In 2017, total revenue from our OEM Solutions segment increased by 7.6% to $555.9 million, compared to $516.5 million in 2016. This increase was primarily due to strong demand from automotive and enterprise customers and programs.
Enterprise Solutions
Our Enterprise Solutions segment includes intelligent gateways and routers, security and device management solutions and professional services for enterprise customers. Within our Enterprise Solutions segment, the AirLink product portfolio includes 3G and 4G LTE intelligent wireless gateways and routers that provide plug and play mission-critical connectivity. They are designed for use where reliability and security are essential and are sold to public safety, transportation, field service, energy, industrial, retail and financial enterprises around the world. AirLink gateways can be easily configured for the customer's application and also support on-board embedded applications using the ALEOS or Legato Application Frameworks.
Our gateway customers can remotely configure, deploy, and monitor their AirLink gateways over-the-air using our AirLink Management Service ("ALMS") which is powered by our AirVantage cloud platform. In 2016, we launched four new gateways that are targeted at specific end markets that have specific connectivity requirements. For the mobility market, we launched the MG90, a high performance dual LTE-A vehicle networking platform that provides secure, always-on mobile connectivity for first responders, field services and transit applications. The MG90 has multi-network switching capability and also has the capability of connecting with the US FirstNet Band 14 public safety network. We also launched in the MP70 which enables multiple high-bandwidth applications for vehicle fleet. For the industrial market, we launched the FX30, the industry’s smallest, most flexible and programmable cellular gateway. The FX30 is integrated with our Legato embedded application framework to provide open source

Linux-based programmability. We also launched the RV50x which is an ultra-low power gateway that has been upgraded with LTE-Advanced capability to provide high throughput speeds. In 2017, we launched the industry-leading MP70 LTE-Advanced vehicle router that supports integrated vehicle telemetry, inertial navigation (dead reckoning) and driver behavior features to improve fleet operations and vehicle maintenance. All of our cellular gateways can be monitored, managed and controlled remotely through our ALMS.
In 2016, we acquired GenX to expand our in-vehicle telematics offering and enhance our fleet management and asset tracking portfolio. The telematics business experienced strong growth in 2017 as many fleet transportation businesses deployed in-vehicle gateways to improve transportation efficiency and meet U.S. federal transport requirements. Many of our transportation customers have accelerated their fleet deployments in order to comply with the Hours of Service (HoS) regulations mandated by the U.S. Federal Motor Carrier Safety Administration.
Total revenue from our Enterprise Solutions segment increased 42.0% to $101.5 million in 2017, compared to $71.5 million in 2016. The increase was driven by revenue growth from the telematics business and improved market penetration of new AirLink gateway products.
IoT Services
Our IoT services are pre-integrated with our hardware devices to help accelerate time to market for new IoT solutions. The segment comprises three main areas of operation: (i) our cloud services, which provide a secure and scalable cloud based platform for deploying and managing IoT subscriptions, devices, and applications over the air; (ii) our global cellular connectivity services, which includes our Smart SIM and core network platforms; (iii) our managed broadband cellular services, which include a combination of hardware, connectivity services and cloud services; and (iv) specific vertical market IoT solutions that include segments such as security, asset tracking and asset optimization.
Our AirVantage Cloud Platform simplifies the deployment of IoT solutions by providing a seamless connection between devices and the enterprise. IoT solution providers can use the latest cloud application programming interface (API) standards to quickly integrate machine data with their own enterprise applications and back-end solutions. The AirVantage Management Service is a comprehensive device management application with interactive dashboards that make it easy to deploy, monitor and upgrade wireless devices remotely.
Our IoT Services segment also includes connectivity and data management services. As part of these services we introduced the multi-operator Sierra Wireless Smart SIM and Connectivity Service. Using traditional Subscriber Identity Modules ("SIMs") for IoT connectivity can result in interruptions in data transmission, lapses in coverage and expensive service calls to rectify service issues. Our Smart SIM eliminates such issues by introducing a SIM designed specifically for IoT deployments. The Smart SIM delivers multi-operator coverage, reliable performance and flexible global pricing through a patented embedded agent designed specifically for enabling IoT connectivity anywhere in the world. In 2016, we introduced eUICC as part of our global Smart SIM and connectivity service.  eUICC is a GSMA specification that allows users to remotely provision and change service providers over the air without physically accessing the SIM card. This provides a global, operator-independent connectivity solution which is critical for the deployment of the IoT. As a key part of this strategy we have negotiated wholesale agreements with a number of mobile network operators for the provision of airtime to support our connectivity services business.
In December 2017, we acquired Numerex Corp. to accelerate our IoT device-to-cloud strategy by adding established IoT customers, proven solutions, and recurring subscription-based revenue. The combination of Sierra Wireless and Numerex creates a clear global leader in IoT services and we are working closely on integration steps to capture growth, cost and operational synergies. We see the acquisition providing the following benefits to Sierra Wireless:

•	scales subscription-based recurring revenue from IoT services;

•	bolsters our position in the global IoT market;

•	expands sales capacity with an experienced team and channel; and

•	diversifies our services business and revenue mix.

Total revenue from our IoT Services segment increased 25.5% to $34.7 million in 2017, compared to $27.6 million in 2016. The increase was mainly due to a growing number of new subscribers utilizing our IoT services and solutions, as well as revenue from Numerex following the close of that acquisition in early December.
Customers

Our products and solutions are used by a variety of customers across several market segments and many use cases. Market segments that we serve include automotive, transportation, energy, industrial, enterprise networking, sales and payment, security, industrial monitoring, field services, residential and healthcare.
We sell our products both directly and through indirect channels including OEMs, distributors, value-added resellers and mobile network operators. We sell our products to customers worldwide and have built sales and distribution teams that support our international business.
Original Equipment Manufacturers
OEMs are customers that integrate our devices into machines they design and manufacture and then sell to end-user markets through their own direct sales force and indirect distribution channels. In many cases we leverage the market-specific expertise and go-to-market capabilities of our OEM partners to address the connectivity solution needs of certain market segments. Our devices have been integrated into a range of OEM solutions, such as automobiles, smart energy meters, alarm panels, point of sale terminals, enterprise routers, notebooks, industrial handhelds, and medical equipment. We sell to OEMs both directly and indirectly through distribution partners around the world.
Resellers and Distributors
Resellers purchase our products either directly from us or from our distributor network and resell them to OEMs and enterprise customers. In order to support our global resellers and OEMs, we have established a global network of distribution partners. Distributors ensure that our products are available to a large number of resellers and OEM customers around the world.
Resellers often combine our products with other elements of an overall solution, such as additional hardware, application software and communication services and deliver a complete solution to the end-user customer. Resellers include IT VARs, system integrators and application solution providers.
Mobile Network Operators
We maintain strong relationships with key mobile network operators worldwide and these relationships allow us to stay aligned with wireless technology trends while we work together to develop the market to drive IoT growth. Additionally, mobile network operator sales teams often work with our sales teams to jointly sell wireless solutions to OEMs, enterprise and government customers. The mobile network operator channel provides us with extended customer reach, while at the same time allows the operators to leverage our wireless solutions expertise to help sell their connectivity services. We have also entered into wholesale purchase agreements with several mobile network operators that enable us to provide global cellular connectivity services to our customers.
Product Development
We have built a reputation in the wireless industry for creating state-of-the-art, high quality products and services and for bringing them to market within aggressive timeframes. Our global product development teams of approximately 647 full time employees, at December 31, 2017, are located in Richmond, British Columbia; Carlsbad, California; Issy-Les-Moulineaux, France; Toulouse, France; Hong Kong SAR, China; Shenzhen, China Atlanta, Georgia and Seoul, Korea. These teams are skilled in the areas of radio design, hardware design, embedded software design cloud-based application development and cellular network design. The product development teams in each of our business units include leaders with extensive experience in their fields, along with younger graduates from leading universities.
Our goal is to develop complete, thoroughly validated, high quality products and solutions that are closely managed throughout their entire life cycle. As part of this approach, individuals from our product development group form product-specific teams with staff from other functional areas, including research and development, product management, marketing, operations, technical support and quality. These teams work closely to bring new products through the development phase, while balancing the market requirements of performance, time to market and product cost. Concepts and prototypes are validated by working with lead customers, channel partners and industry consultants. From time to time, projects are outsourced to third parties, who provide product development leverage for our in-house development teams.
Products and services that result from our development process are designed and tested to industry standards, as well as customer requirements and are introduced to our contract manufacturing partners for production and delivery to our customers. Included in the development effort is the certification of our products with industry and regulatory standards bodies and mobile network operators. A group of senior engineers develops and monitors our development processes within an ISO 9001 approved framework or ISO/TS 16949 for automotive grade products. These processes are applied across all development projects to ensure uniformity and high quality.
Our product development staff stays current with technology by participating in industry groups such as the Global Certification Forum, the Cellular Telecommunications Industry Association, the European Telecommunications Standards Institute, the Third Generation Partnership Project, the Third Generation Partnership Project 2, the GSM Association, and the OneM2M Partnership, as well as through ongoing technical education. We maintain close relationships with local universities by providing financial and technical contributions, hiring co-op students, giving lectures, supporting professorships and participating in regular informal meetings with faculty members.

Marketing
Our marketing team is responsible for providing product life cycle management, marketing programs and strategy, corporate communications and branding, product marketing and demand generation on a global basis.
Product Management & Segment Marketing
Members of our product management and marketing teams play an active role in the development and management of products through their entire product life cycle. Emphasis is placed on understanding customer and market segment needs, developing the business case for new products and services, determining competitive positioning and pricing, and ensuring product completeness, which includes market and competitive analysis, documentation and packaging. The product management team also develops and manages the product portfolio roadmap and both the product management and segment marketing groups interface with customers regarding business opportunities and product requirements.
Corporate Marketing
Members of this team develop and communicate corporate and product positioning to a variety of audiences including new and prospective customers, media and analysts, channel partners, ecosystem partners, and the industry in general in several ways, including:

•	Global corporate and product branding, positioning and messaging;

•
Marketing content generation to build awareness for our device-to-cloud offering and thought leadership topics including material such as: webinars, white papers, product and corporate videos, training tutorials, bylined articles, customer stories, news releases, datasheets, segment brochures and corporate brochures;

•	Product launch and Sales support by way of sales tools, presentations, and outbound launch programs;

•	Demand generation programs to generate marketing and sales qualified leads that turn into opportunities for the business;

•	Vertical market programs;

•	Web properties and associated content including the Sierra Wireless Source, an on-line developer community and forum and a password-protected partner portal, Partner Zone;

•	Seek and secure editorial coverage and place advertisements in industry, business and trade publications;

•	Meet with industry experts, media and industry analysts;

•	Participate in industry and segment conferences and trade shows to drive brand awareness and generate leads;

•	Participate in industry association meetings and events;

•	Develop channel marketing initiatives to educate resellers and distributors and to encourage sell-through of our products and solutions; and

•	Develop partnerships with other participants in the IoT ecosystem.

Manufacturing
We outsource most of our manufacturing, procurement of certain components, kitting, logistics, assembly, testing and repair. We believe that outsourcing allows us to:

•	Focus on our core competencies, including research and development, sales and marketing;

•	Participate in contract manufacturer economies of scale and favorable geographic locations;

•	Access high quality, lower cost manufacturing resources;

•	Provide regional manufacturing to support customer requirements and minimize costs;

•	Achieve rapid production scale; and

•	Optimize capital utilization.

We perform certain manufacturing related functions in-house, including key component sourcing, manufacturing engineering, development of manufacturing test and some North American final assembly and test on certain products.
We use several contract manufacturers and logistics partners to provide an end-to-end global supply chain solution. The fully integrated supply chain services provided by these electronic manufacturing services ("EMS") partners, enable us to optimize product costs and capital utilization, as well as generally achieve increased operating efficiencies and scalability.

Competition
The market for IoT devices and solutions is growing and we expect that it will continue to attract significant competition. Some of our competitors are large corporations with manufacturing scale and financial resources at their disposal, while others are small. However, we believe that our innovation, deep expertise in wireless IoT communications and market leadership gives us an opportunity to effectively differentiate ourselves.
Wireless Embedded Modules: We have established a market share and technology leadership position by being early to market with leading edge, high performance, high quality products that support the latest wireless technologies. We are a global market leader in wireless cellular embedded modules for IoT and enjoy significant competitive advantages, including a broad product portfolio, a global footprint, strong relationships with global OEMs, and unique open source software platform. Our primary competitors include Gemalto NV (Gemalto), Telit Communications Plc (Telit), u-blox Holding AG, Quectel Wireless Solutions, SIMCom Wireless Solutions, Fibocom Wireless Inc. and Huawei Technologies Corporation.

Intelligent Gateways and Routers: The market for intelligent wireless gateways is significantly fragmented depending on the vertical market segment, customer and competition. In the segments where we compete, we believe that our market share is strong, and that competition is intensifying. In order to strengthen our share position, we have launched new products to rejuvenate our product line and increased our investments in sales capacity and other go-to-market initiatives. Our competitors in this line of business vary by market segment and include Cradlepoint Incorporated, CalAmp Corp., Digi International Inc., Cisco Systems Inc. ("Cisco") and Multi-Tech Systems Inc.

IoT Services: Our cloud and connectivity services are a strategic differentiator of our IoT solutions overall. Depending on the customers served, our competitors include mobile network operators and other companies who operate MVNOs or cloud platforms for the IoT market such as Cubic Telecom Limited, Vodafone, AT&T, Ericsson AB, Cisco, Telit, Eseye, Kore and Aeris.

Employees
As of December 31, 2017 we had a total of 1,425 full time employees, 402 of whom are located at our head office in Richmond, British Columbia, with the balance being located across the United States, Canada, Europe and Asia. Of our 1,425 employees, 647 are involved in product development, 148 are involved in manufacturing and operations, 365 are sales and support personnel, 85 are marketing personnel and 180 are in finance and administration. Employees have access to ongoing training and professional development opportunities that are funded by the Company through on-the-job and outside educational programs.
Competitive compensation, including cash compensation, our employee stock option plan, our employee restricted share unit plans and our retirement plan contribution program, are complemented by internal recognition programs and career advancement opportunities. We believe our relationships with our employees are positive.
We have entered into non-disclosure agreements and confidentiality agreements with key management personnel and with substantially all of our other employees.
Intellectual Property
We believe that a considerable portion of the value of the Company resides in our intellectual property, the combined expertise of our teams, our inventions and our ability to apply rapidly changing technology to new and innovative solutions for our customers.
We protect our intellectual property through a combination of patent protection, copyright, trademarks, trade secrets, licenses, non-disclosure agreements and contractual provisions. We enter into a non-disclosure and confidentiality agreement with each of our employees, consultants and third parties that have access to our proprietary technology. Under assignment of inventions agreements, all of our employees and consultants assign to Sierra Wireless all intellectual property rights in the inventions created during such person’s employment or contract with Sierra Wireless.
We currently hold 200 United States patents and 176 international patents. Additional patent applications are pending. We also access the intellectual property of third parties by entering into commercial licenses and cross-licenses when appropriate.
Governmental Regulation
Our products are subject to certain mandatory regulatory approvals in the United States, Canada, the European Union (“EU”) and other regions in which we operate. In the United States, the Federal Communications Commission regulates many aspects of communications devices, including radiation of electromagnetic energy, biological safety and rules for devices to be connected to the telephone network. In Canada, similar regulations are administered by the Ministry of Industry, through Industry Canada. EU directives provide the comparable regulatory guidance in Europe.

Wireless modems must be approved under these regulations by the relevant government authority prior to these products being offered for sale. We have obtained all necessary Federal Communications Commission, Industry Canada, EU and other required regulatory approvals for the products we currently sell.
Foreign Operations
We operate foreign research and development facilities in Issy-les-Moulineaux and Toulouse, France; Carlsbad, California, and Atlanta, Georgia, United States; Hong Kong SAR and Shenzhen, China; and Seoul, Korea.
Our major foreign sales, marketing and support functions are in Issy-les-Moulineaux and Toulouse, France, Carlsbad, California and Atlanta, Georgia, United States; and in Hong Kong SAR, China.
We use a number of large global EMS providers with factories located in China, Brazil, and Vietnam to manufacture our products and provide integral supply chain services. We also use additional partners to support regional manufacturing requirements and select products including more complex, lower volume devices.
Additional Information Concerning Our Business
Our operations do not have a significant impact on the environment. We have not made, and are not required to make, any significant capital expenditures to comply with environmental regulations nor will our competitive position be affected by environmental protection requirements. Working with the contract manufacturers who build our products and relevant component suppliers, we ensure that our products that are sold in the EU comply with the EU directives that restrict the use of certain hazardous substances in electronic equipment sold in the EU after July 1, 2006.
In 2017 we published our first annual Corporate Social Responsibility progress report and presented the sustainability principles which we are committed to and which we are integrating into our business. In the report we acknowledged our responsibility to work towards a better, more sustainable future from the manufacturing floor to the boardroom and demonstrated the ways in which we are honoring our commitment to integrate environmental sustainability and positive social impacts throughout our business. We are committed to working with vendors, partners and our team members to bring prominence to social responsibility in the IoT industry. We will continue to more formally develop our goals as part of our recognition that our commitment to improving our corporate responsibility and refining our sustainability approach are essential components of our long-term growth.
Our Conflict Minerals policy sets out our commitment to source materials and components from environmentally and socially responsible suppliers. In general, it is our policy that we do not knowingly purchase materials, components or supplies which contain conflict minerals that originate in the Democratic Republic of Congo and adjoining countries that have not been certified as conflict free by an independent third party. We expect our suppliers to adhere to the same standard and to have in place programs and processes to ensure conflict free supply chains. We request confirmation annually from our suppliers regarding the conflict free status of the products that they provide to Sierra Wireless. We report the results of this process as part of the annual requirements the SEC has developed in response to Section 1502 of the Dodd-Frank Act.

RISK FACTORS
Our business is subject to significant risks and uncertainties and past performance is no guarantee of future performance. These risks and uncertainties are described in our MD&A for the year ended December 31, 2017, which can be found on our website at www.sierrawireless.com or at www.sedar.com, and filed as Exhibit 1.3 to our Annual Report on Form 40-F.

DIVIDENDS
Since incorporation, we have not paid any dividends on our Common Shares. Our current intention is to reinvest earnings to finance the growth of our business. We do not anticipate that we will pay any dividends on our Common Shares in the immediate or foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE
Our authorized capital consists of an unlimited number of Common Shares, of which, at March 6, 2018, 35,972,279 were issued and outstanding, and an unlimited number of Preference Shares, issuable in series, of which none were issued and outstanding. Our board of directors is authorized to determine the designation, rights and restrictions to be attached to the Preference Shares upon issuance.
Holders of Common Shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of Preference Shares, the holders of Common Shares are entitled to receive on a proportionate basis such dividends as our board of directors may declare out of funds legally available. In the event of the dissolution, liquidation, winding up or other distribution of our assets, the holders of the Common Shares are entitled to receive on a proportionate basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of Preference Shares.
The Common Shares carry no pre-emptive or conversion rights other than rights granted to holders of Common Shares under the Shareholders Rights Plan which was re-adopted and ratified by our shareholders on May 21, 2015 ("Shareholder Rights Plan"). The Shareholder Rights Plan is designed to encourage the fair treatment of our shareholders in connection with any take-over offer for our outstanding Common Shares. The Shareholder Rights Plan provides our board of directors and shareholders with 60 days, which is longer than prescribed by applicable securities laws governing take-over bids, to fully consider any unsolicited take-over bid without undue pressure, to allow our board of directors, if appropriate, to consider other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge. If a bid is made to all shareholders, is held open for at least 60 days and is accepted by shareholders holding more than 50% of the outstanding Common Shares, or is otherwise approved by our board of directors, then the Shareholder Rights Plan will not affect the rights of shareholders. Otherwise, all shareholders, except the parties making a take-over bid, will be able to acquire a number of additional Common Shares at half the market price. Thus, any party making a take-over bid not permitted by the Shareholder Rights Plan could suffer significant dilution.
Normal Course Issuer Bid
On February 4, 2016, we received approval from the TSX of our Notice of Intention to make a Normal Course Issuer Bid ("NCIB"). Pursuant to the NCIB, we were permitted to purchase for cancellation up to 3,149,199 of our common shares, or approximately 9.7% of the Common Shares outstanding as of the date of the announcement. The NCIB commenced on February 9, 2016 and expired on February 8, 2017. During 2017, we purchased and canceled 170,217 Common Shares at an average price of $16.35 per Common Share.

Credit Facilities
On May 30, 2017, our $10.0 million revolving term credit facility ("Revolving Facility") with Toronto Dominion Bank and the Canadian Imperial Bank of Commerce expired. Subsequently, the Revolving Facility was renewed with the same financial institutions on an uncommitted basis. The Revolving Facility is for general corporate purposes, is secured by a pledge against substantially all of our assets and is subject to borrowing base limitations. As at December 31, 2017, there were no borrowings under the Revolving Facility.

We also have access to a revolving standby letter of credit facility of $10 million from Toronto Dominion Bank. The credit facility is used for the issuance of letters of credit for project-related performance guarantees and is guaranteed by Export Development Canada. As at December 31, 2017, there were two letters of credit issued against the revolving standby letter of credit facility for a total value of $0.1 million.

MARKET FOR SECURITIES
Our Common Shares are listed on the Toronto Stock Exchange (“TSX”), and trade under the symbol “SW”. Our Common Shares are also listed on Nasdaq and trade under the symbol “SWIR”.
Trading Price and Volume
Set out below are the price ranges and volume of the Common Shares of Sierra Wireless, Inc. that traded on the TSX for the year ended December 31, 2017.

2017	Low (Cdn$)	High (Cdn$)	Total Monthly Volume

January	20.99	23.53	814,800
February	23.02	38.60	2,633,200
March	34.62	40.75	2,784,800
April	32.92	36.50	1,205,200
May	33.45	40.37	2,539,600
June	36.00	43.16	3,091,500
July	35.62	39.50	1,268,700
August	26.23	37.71	3,091,600
September	25.80	27.78	1,523,600
October	26.71	29.00	1,868,100
November	24.05	30.17	3,797,500
December	25.39	29.11	2,233,900

Set out below are the price ranges and volume of the Common Shares of Sierra Wireless, Inc. that traded on Nasdaq for the year ended December 31, 2017.

2017	Low (US$)	High (US$)	Total Monthly Volume

January	15.65	18.00	3,720,000
February	17.60	29.30	16,216,800
March	25.95	30.60	11,557,700
April	24.80	27.23	4,819,600
May	24.30	29.50	10,472,500
June	27.25	31.95	11,612,200
July	27.40	31.40	6,529,700
August	20.85	30.05	14,134,400
September	20.85	22.70	5,082,500
October	21.40	23.05	5,141,400
November	18.80	23.50	10,154,000
December	20.25	22.75	5,482,600

DIRECTORS AND EXECUTIVE OFFICERS
The tables set forth below list the directors and executive officers of the Company as at March 6, 2018, indicating their name, municipalities of residence, their respective positions and offices held with the Company, the length of service and their principal occupations within the five preceding years.
Each director is elected at our annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed, unless such director resigns or is removed earlier. To the knowledge of Sierra Wireless, the directors and executive officers as a group, beneficially own, directly or indirectly, or exercise control or direction over, 636,964 Common Shares (not including Common Shares issuable upon the exercise of stock options or undistributed restricted stock units), representing as of March 6, 2018 approximately 1.8% of the issued and outstanding Common Shares.
Directors

Name, Position and Residence	Principal Occupation or Employment in the Preceding Five Years (1)	Director Since

Jason W. Cohenour	President and Chief Executive Officer of the Company	October 2005
President, CEO and Director
Washington, U.S.A.

Gregory D. Aasen (3)	Independent Outside Director	December 1997
Director
British Columbia, Canada

Robin A. Abrams (2)(4)	Independent Outside Director	March 2010
Director
California, U.S.A.

Paul G. Cataford (2) (3)
Independent Outside Director; President and Chief Executive Officer of Zephyr Sleep Technologies, a Canadian designer, developer and manufacturer of medical devices for the diagnosis and treatment of sleep-disordered breathing, from April 2010 to present
July 1998
Director
Alberta, Canada

Charles E. Levine (2)(3)	Independent Outside Director	May 2003
Director
California, U.S.A.

Thomas Sieber (2)(4)
Independent Outside Director; Chairman of Axpo Holding AG, a Swiss energy utility, from March 2016 to present; Chairman of Salt Mobile SA (formerly Orange Switzerland), a Swiss telecommunications carrier, 2012 to 2015; and CEO of Salt Mobile SA (formerly Orange Switzerland), a Swiss telecommunications carrier, from 2009 to 2012
January 2014
Director
Zurich, Switzerland

Kent P. Thexton (4)	Independent Outside Director; General Partner of ScaleUP Ventures Inc. from April 2016 to present; and Managing Director of OMERS Ventures from January 2014 to 2016	March 2005
Chair and Director
Ontario, Canada
Notes:
(1) The information as to "principal occupation" has been furnished by the respective directors
(2) Member of the Audit Committee

(3) Member of the Human Resources Committee
(4) Member of the Governance and Nominating Committee

Executive Officers

Name, Position and Province or State and Country of Residence	Principal Occupation in the Preceding Five Years	Length of Service

Jason W. Cohenour	President and Chief Executive Officer	21 years
President and Chief Executive Officer
Washington, U.S.A.

David G. McLennan	Chief Financial Officer	14 years
Chief Financial Officer and Secretary
British Columbia, Canada

Philippe Guillemette	Chief Technology Officer	9 years
Chief Technology Officer
British Columbia, Canada

Rene Link
Chief Marketing Officer & Senior Vice President Strategy from 2016 to present; and from 2013 to 2016, Strategic Advisor and Chief Marketing and Demand Officer at Aricent Inc., a global design and engineering company innovating for customers in the digital era
2 years
Chief Marketing Officer & Senior Vice President Strategy
California, U.S.A.

Bill Dodson	Senior Vice President, Operations	15 years
Senior Vice President, Operations
British Columbia, Canada

Jason L. Krause	Senior Vice President and General Manager, Enterprise Solutions from 2015 to present; Senior Vice President, Corporate Development and Marketing from 2011 to 2015	10 years
Senior Vice President and General Manager, Enterprise Solutions

British Columbia, Canada

A. Daniel Schieler	Senior Vice President and General Manager, OEM Solutions	14 years
Senior Vice President and General Manager, OEM Solutions

California, U.S.A.

Name, Position and Province or State and Country of Residence	Principal Occupation in the Preceding Five Years	Length of Service

Mark Overton
Senior Vice President and General Manager, IoT Services from 2017 to present; from 2015 to 2017, Managing Director, Global Innovation at Cisco Jasper, a global IoT platform leader; and from 2013 to 2015, SVP and Co-GM, EMEA at First Data, a global leader in commerce-enabling technology
1 year
Senior Vice President and General Manager, IoT Services

United Kingdom

Pierre Teyssier	Senior Vice President, Operations & Purchasing from February 2018 to present; Senior Vice President, Purchasing from 2015 to 2018; Senior Vice President, Engineering from 2009 to 2015	9 years
Senior Vice President, Operations & Purchasing
Hong Kong SAR, China

None of the directors or executive officers of the Corporation is, as at the date of this AIF, or was within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

a)
was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation which, in each case, was in effect for a period of more than 30 consecutive days (each, an “order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

b)
was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of Sierra Wireless or a shareholder holding a sufficient number of securities of Sierra Wireless to affect materially its control:

a)
is, as at the date of this AIF, or has been within the 10 years before the date of the AIF, a director or executive officer of any company (including Sierra Wireless) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

b)
has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

c)	has been subject to:

(i)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

CODE OF BUSINESS CONDUCT
In 2003, the Board of Directors adopted a Code of Business Conduct applying to all directors, officers, employees and contractors of the Company and each affiliate and subsidiary of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and other senior officers, to ensure that we conduct our business in accordance with the highest standards of business conduct. The Board of Directors approved updated versions of the Code of Business Conduct in December 2005, October 2008, March 2011, February 2014, April 2016 and May 2017. There have been no waivers granted from the Code of Business Conduct since its adoption. The Code of Business Conduct is available on the Company’s website at www.sierrawireless.com or on SEDAR at www.sedar.com.

AUDIT COMMITTEE
Mandate of the Audit Committee
The full text of the Mandate of the Audit Committee is set out below.

1.	Purpose and Scope

The audit committee (“Committee””) was established by the Board of Directors (“Board”) of Sierra Wireless Inc. (“Company”) to assist the Board in fulfilling its responsibilities for oversight of the following:

•	the Company's systems of internal and disclosure controls;

•
the Company's financial reporting process including the Company’s financial statements and other financial information provided by the company to its shareholders, the public and others in accordance with applicable securities and corporate legislation and the Company’s Disclosure Policy;

•	the Company's compliance with financial, accounting, legal and regulatory requirements including the Company’s Code of Business Conduct;

•	the appointment, compensation, independence, oversight, communication with, performance and change of the Company’s external and independent auditors (the “Auditors”);

•	the Company’s process for identification of the principal risks of the Company’s business and ensuring that an appropriate process is in place to manage risks across the enterprise; and

•	the fulfillment of the other responsibilities set forth in this Mandate.

2.	Organization, Membership and Meetings

•
Committee members shall meet the requirements of the Toronto Stock Exchange, the NASDAQ Exchange, the Securities and Exchange Commission, the securities commissions of each of the Provinces of Canada in which the Company is a reporting issuer and any other regulatory agency that may have jurisdiction over the operations of the Company from time to time.

•
The Committee shall consist of three or more directors who are “independent” as defined by applicable law, regulations, guidelines and policies, and as determined by the Governance and Nominating Committee (“GNC”) of the Board.

•
All members of the Committee shall be “financially literate”, and at least one member of the Committee shall be a “financial expert”. “Financially literate” and “financial expert” will have the respective meanings set out in applicable law, regulations, guidelines and policies.

•
Members of the Committee shall be appointed annually by the Board on the recommendation of the GNC. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named.

•	No committee member may serve on the compensation committee of another company if any director of the Company is, or has been in the past three years, an employee of that other company.

•	No member shall be affiliated with the Company or any subsidiary.

•	The Committee shall meet from time to time, as it deems necessary, but at least four times per year.

•	The presence in person or by telephone of a majority of Committee members shall constitute a quorum for any meeting of the Committee.

•	The Committee may include management at its meetings, but shall also hold an executive session at each meeting at which only independent directors are present.

•	The Committee shall maintain written minutes of its meetings, which minutes will be filed in the corporate minute book.

3.	Authority and Responsibilities

3.1 External Audit:

•
Recommend to the Board the appointment and compensation of the Auditors. Oversee the work of the Auditors (including resolution of disagreements between Management and the Auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

•
Review in advance and pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Auditors, as permitted by applicable governance rules and in particular Section 10A of the Securities Exchange Act of 1934 and, in connection therewith, to approve all fees and other terms of engagement. The Committee shall also review and pre-approve all disclosures required to be included in any public filings with respect to non-audit services. The Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Committee at its next scheduled meeting. The Committee may consult with Management but shall not delegate these responsibilities to Management.

•	Communicate directly with the Auditors.

•	Review the performance of the Auditors on at least an annual basis.

•
On an annual basis, review and discuss with the Auditors all relationships the Auditors have with the Company in order to evaluate the Auditors’ continued independence. The Committee: (i) shall ensure that the Auditors submit to the Committee on an annual basis a written statement delineating all relationships and services that may impact the objectivity and independence of the Auditors; (ii) shall discuss with the Auditors any disclosed relationship or services that may impact the objectivity and independence of the Auditors; and (iii) shall satisfy itself as to the Auditors' independence.

•
At least annually, obtain and review an annual report from the Auditors describing (i) the Auditors' internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues.

•
Confirm that the rotation of the lead audit partner or the audit partner responsible for reviewing the audit (the concurring partner), for the Company’s Auditors complies with the requirements of the Canadian and US regulatory authorities.

•	Review, based upon the recommendation of the Auditors and Management, the scope and plan of the work to be done by the Auditors for each fiscal year.

3.2 Financial statements:

•
Review and discuss with Management and the Auditors the Company's quarterly financial statements (including disclosures made in Management's Discussion and Analysis, as defined in Multilateral Instrument 51-102, and interim earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Approve the interim financial statements and footnotes, MD&A and interim earnings press release.

•
Review and discuss with Management and the Auditors the Company's annual audited financial statements (including disclosures made in Management’s Discussion and Analysis and annual earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Recommend to the Board approval of the annual audited financial statements and footnotes, MD&A and annual earnings press release.

•	Recommend to the Board, if appropriate, that the Company's annual audited financial statements be included in the Company's annual report for filing with appropriate securities regulatory agencies.

•
Review and approve any reports required to be included in the Company's annual meeting materials and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

3.3 Periodic and annual reviews:

•
Periodically review with each of Management and the Auditors (i) any significant disagreement between Management and the Auditors in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit or review (including any restrictions on the scope of work or access to required information), and (iii) Management's response to each.

•
Periodically discuss with the Auditors, without Management being present (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.

•
Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the Auditors or Management. Review with the Auditors and Management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

•
Review with Management, the Auditors and the Company's counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Canadian Institute of Chartered Accountants, the securities regulators having jurisdiction over the Company or other regulatory authorities with relevant jurisdiction.

•
Obtain and review an annual report from Management relating to the accounting principles used in preparation of the Company's financial statements (including those policies for which Management is required to exercise discretion or judgments regarding the implementation thereof).

•	At least annually, obtain and review a report from Management summarizing the Company’s investments in cash or cash equivalents and marketable securities.

•	On an annual basis, review the Company’s Treasury Investment Policy.

3.4 Discussions with Management:

•
Review and discuss with Management the Company's annual and interim earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), financial information and earnings guidance provided to analysts and rating agencies as well as all other material public disclosure documents such as the Company’s AIF, management information circular and any prospectuses.

•
Review and discuss with Management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

•
Inquire about the application of the Company's accounting policies and their consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for liabilities that may have a material impact on the financial statements of the Company.

•
Review and discuss with Management the Company's major financial risk exposures and the steps Management has taken to monitor and control such exposures (including Management's risk assessment and risk management policies).

•	Review and discuss with Management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.

•	The Committee will meet periodically and separately with the Company’s counsel to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

•	Review annually the Auditors’ letter of the recommendations with respect to internal controls over financial reporting to Management and Management's response to such letter.

•
Periodically review the Company’s administration of equity awards under the Company’s long-term incentive plans (stock option plan and restricted share unit plans) including without limitation: (i) the practices and procedures adhered to; and (ii) the accounting treatment of equity awards. In doing so, the Audit Committee shall: (i) have special regard to grants of equity awards to insiders of the Company; (ii) review individual equity awards on a “sample” basis; and (iii) assess the records retention relating to equity awards on a sample basis.

3.5 Internal controls and disclosure:

•
In consultation with the Auditors and Management: (a) review the effectiveness of the Company’s internal control structure and system including information technology security and control, and the procedures designed to ensure compliance with laws and regulations, and (b) discuss the responsibilities, budget and staffing needs of the Company’s internal accounting department.

•
Establish and review procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•
Be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the adequacy of those procedures.

•
Be satisfied that record retention services provided by third parties are effective. (For example, that equity grants are appropriately recorded and that all information necessary for compliance with all relevant laws, regulations and Company policies is available for review when required).

3.6 Risk Management and Compliance:

•
Ensure that in addition to the Committee’s oversight of management’s process to identify and manage key financial risks, the Company has in place a process for enterprise risk management whereby the Committee reviews the enterprise’s most critical risks and tracks management’s actions to manage such risks.

•	Review with management and the senior risk management executive the charter, activities, staffing and organizational structure of the risk management function.

•
On a periodic basis, but not less than once per year, report to the Board on the process for enterprise risk management, the company’s most critical risks and management’s actions to address such risks.

•	Discuss with the senior risk management executive any issues that may have been brought forward concerning compliance with the Company’s Code of Business Conduct.

•
Ensure that there are no unjustified restrictions or limitations on the activities of the risk management function and review and concur in the appointment, replacement or dismissal of the senior risk management executive.

•	On an annual basis, review the effectiveness of the risk management function

•	On a regular basis, meet separately with the senior risk management executive to discuss any matters that the Committee or the senior risk management executive believes should be discussed.

3.7 Reporting obligations:

•	Ensure that all reporting obligations related to the AIF (Form 40-F for US purposes) and management information circular under Part 5 of Multilateral Instrument 52-110 are fully complied with.

3.8 Other:

•	Review and approve all related-party transactions.

•	Review and approve the Company’s hiring policies regarding partners, employees, and former partners and employees of the present and former external auditor of the Company.

•	Review any Management decision to seek a second opinion from Auditors other than the Company’s regular Auditors with respect to any significant accounting issue.

•	Review with Management and the Auditors the sufficiency and quality of the financial and accounting personnel of the Company.

•	Review and reassess the adequacy of this Mandate annually and recommend to the Board any changes the Committee deems appropriate.

•	Conduct an annual performance evaluation of Committee operations.

•
As necessary to carry out its duties, engage independent legal, accounting or other advisors to advise the Committee and set and pay the compensation for any such legal, accounting or other advisors employed by the Committee.

•	Perform any other activities consistent with this Mandate, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.

•	The Committee will have full access to all books, records, facilities and personnel of the Company.

4.	External and Internal Linkages

•	The Board

•	The CEO and Senior Management

•	The senior Risk Management executive

•	The Company’s External Auditors

•	Outside Consultants and Advisors

•	The Corporate Governance and Nominating Committee

Composition of the Audit Committee
We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Paul G. Cataford (Chair), Robin A. Abrams , Charles E. Levine and Thomas Sieber are the current members of the Audit Committee. Each of them is an independent director and is financially literate as such terms are defined by applicable Canadian and U.S. securities laws.

Relevant Education and Experience
Robin A. Abrams is an independent director.  Ms. Abrams has extensive experience in governance and oversight over the financial matters of large, publicly traded entities including as the CEO of Zilog, Palm Computing, Inc. and VeriFone. Ms. Abrams has held internationally focused executive positions at Apple and Unisys.  In addition, she has held CEO positions at start-up companies:  Firefly Mobile, a mobile products company for the youth market and BlueKite, a leading provider of bandwidth optimization software for wireless operators. Ms. Abrams earned her B.A. and J.D. degrees from the University of Nebraska, and she serves on the board of directors of HCL Technologies, Lattice Semiconductor Corporation, Zephyr Sleep Technologies Inc., and FactSet Research Systems Inc., as well as on the board of trustees for the Anita Borg Institute for Women and Technology.

Paul G. Cataford is an independent director and has served on public and private boards for over 20 years.  In addition to his board activities, Mr. Cataford is currently the Chief Executive Officer of Zephyr Sleep Technologies Inc., a private company in the medical device industry.  Previously, he was the President and Chief Executive Officer of University Technologies Inc. (2004 to 2009) and prior to that:  Executive Managing Director of BMO Nesbitt Burns Equity Partners Inc. (Private Equity); and Managing Director and President of BCE Capital Inc. (Venture Capital).   Mr. Cataford also serves on the board of Defence Construction Canada (a Crown Corporation).

 Mr. Cataford has extensive knowledge and experience in: technology investing; building and scaling technology companies; corporate governance; public/private finance; and financial reporting. Mr. Cataford completed a Mechanical Engineering Degree at Queen's University (1987) and a Masters of Business Administration specializing in finance and international business, at the Schulich School of Business (York University - 1991).  Mr. Cataford has received the Institute of Corporate Directors certified designation (ICD.D) after attending the ICD-Rotman Directors Education Program (University of Toronto - 2002).

Charles E. Levine is an independent director and a management consultant. Mr. Levine has a track record of developing brands into large businesses, most notably when he was President and Chief Operating Officer of Sprint PCS where he oversaw revenue growth to over $10 billion in four and a half years and at AT&T, where he turned around the Consumer Products and Small Business Markets, winning Popular Electronics Product of the Year for one video conferencing product. He has held senior management positions at CAD Forms Technology and Octel Communications (now part of Lucent). Mr. Levine was named Marketer of the Year in 1999 by MC Magazine and CEO of the Year in 2001 by Frost & Sullivan for his notable achievements at Sprint. He holds an MBA (Marketing) from the J.L. Kellogg Graduate School of Management-Northwestern University, and a bachelor’s degree in Economics from Trinity College. Mr. Levine also serves on the Boards of several not for profit organizations.

Thomas Sieber is an independent director.  Mr. Sieber has extensive experience as a technology industry executive with demonstrated expertise in building pan-European enterprise sales channels. Mr. Sieber was the CEO of Salt Mobile SA (formerly Orange Switzerland) from 2009 to 2012, where he led a successful turnaround of the business and drove the sales process of the company to a new owner.  He then served as Chairman until the end of 2015. Before joining Orange, Mr. Sieber was Executive Vice President of Sales for Fujitsu Siemens Computers. Mr. Sieber started his career at Hewlett-Packard, advancing to General Manager for Small and Medium Enterprise, EMEA, by the time he left the company in 2001. He studied Business Administration at the University of St.Gallen (HSG) in Switzerland, graduating in 1987.  In March 2016 he was appointed as Chairman of the largest Swiss utility company, Axpo Holding AG. Mr. Sieber also currently serves on the board of directors of the Swiss software company Garaio AG and the Indian IT services company, HCL Technologies.

The Board of Directors has determined that Ms. Abrams; Mr. Cataford; Mr. Levine and Mr. Sieber are all Audit Committee financial experts within the meaning of General Instruction B(8)(b) of Form 40-F. Each member of the Audit Committee has extensive experience with oversight of the financial reporting of publicly traded companies including: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Securities and Exchange Commission (“SEC”) has indicated that the designation or identification of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the audit committee or board of directors who do not carry this designation or identification, or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.

Reliance on Certain Exemptions
At no time since the commencement of the Company’s most recently completed financial year has the Company relied upon any exemption from NI 52-110 provided therein.
Audit Committee Oversight
At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the board of directors of the Company.

Pre-approval Policies and Procedures
The Audit Committee has the sole authority to review in advance and pre-approve all audit and non-audit services to be provided to the Company or its subsidiaries by the external auditor, as well as all fees and other terms of engagement. The Audit Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Audit Committee at its next scheduled meeting. For the fiscal years ended December 31, 2017 and 2016, all of the audit and non-audit services below were pre-approved by the Audit Committee.
Auditor Independence
Sierra Wireless’s Audit Committee has concluded that Ernst & Young LLP, the Company’s independent registered chartered accountants (“Auditors”), is independent under applicable rules and guidelines and, in particular, that the Auditors are free from conflicts of interest that could impair their objectivity in conducting the audit of the Company’s financial statements. The Audit Committee is required to approve all audit and non-audit related services performed by our Auditors, and our Auditors are not permitted to perform services for us prohibited for an independent auditor under applicable Canadian and United States regulations, including the Sarbanes-Oxley Act of 2002.

Auditors’ Fees

	2017	2016
Audit fees	$1,127,400	$827,654
Audit-related fees	—	—
Tax fees	6,200	—
All other fees	—	—
Total	$1,133,600	$827,654
Audit Fees
Audit fees for 2017 and 2016 include fees related to the audit of our year-end financial statements, the audit of our internal control over financial reporting, review of our interim financial statements, statutory audits, consents and services that are normally provided by our Auditors in connection with statutory and regulatory filings or engagements for such year.
Audit-Related Fees
Audit-related fees for 2017 and 2016 was $nil.
Tax Fees
Tax fees for 2017 were for tax compliance matters.
All Other Fees
No other fees were billed by our Auditors in 2017 or 2016 for services other than those reported in the preceding paragraphs.

LEGAL PROCEEDINGS
We are engaged in certain claims, legal actions and arbitration matters, all in the ordinary course of business, that are described in our Management Discussion and Analysis for the year ended December 31, 2017, which can be found on our website at www.sierrawireless.com or at www.sedar.com, and filed as Exhibit 1.3 to our Annual Report on Form 40-F.

We are not aware at this time of any legal proceedings that are contemplated.

During the financial year ended December 31, 2017:

a)	no penalties or sanctions were imposed against Sierra Wireless by a court relating to securities legislation or by a securities regulatory authority;

b)	no penalties or sanctions were imposed by a court or regulatory body against Sierra Wireless that would likely be considered important to a reasonable investor in making an investment decision; and

c)	no settlement agreements were entered into before a court relating to securities legislation or with a securities regulatory authority.

QUORUM EXEMPTION
The rules and regulations of the NASDAQ require each listed issuer to provide that a quorum for its shareholders’ meetings be at least 33 1/3 percent of the issuer’s outstanding shares. The Company has been granted an exemption from this requirement because it is contrary to generally accepted business practices in Canada, the Company’s country of domicile. The Company has had the benefit of this exemption in the current year and prior years.
In determining whether a requirement is contrary to generally accepted business practices, the NASDAQ rules generally look to the requirements of the primary market in the issuer’s country of domicile. The rules and policies of the TSX, the primary market in Canada, do not contain quorum requirements, and the Canada Business Corporations Act, the Corporation’s governing statute, defers to the quorum requirements contained in an issuer’s By-laws. Under the Company’s By-laws, a quorum for a meeting of the Company’s shareholders is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

REGISTRAR AND TRANSFER AGENT
The Registrar and Transfer Agent for the Common Shares in Canada is Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 and in the United States is Computershare Trust Company, N.A., 462 South 4th Street, Louisville, Kentucky. These offices and the principal offices of Computershare Investor Services Inc. in the City of Toronto maintain the register of Common Shares and can effect transfers and make deliveries of certificates for Common Shares.

MATERIAL CONTRACTS
The Company is party to the following material contracts as defined in National Instrument 51-102 - Continuous Disclosure Obligations: the Shareholder Rights Plan disclosed under the heading “Description of Capital Structure”.

EXPERTS
Our consolidated financial statements at December 31, 2017 and 2016 have been audited by Ernst & Young LLP, independent registered Chartered Professional Accountants, our external auditors. As set forth in their report, Ernst & Young have confirmed with respect to the Company, that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Entity under all relevant U.S. professional and regulatory standards. Our consolidated financial statements at December 31, 2015 were audited by KPMG LLP, independent registered Chartered Professional Accountants, our predecessor external auditors. For the year ended December 31, 2015, as set forth in their reports, KPMG LLP has confirmed with respect to the Company, that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Entity under all relevant U.S. professional and regulatory standards.

ADDITIONAL INFORMATION
Additional information relating to the Company:

(a)	may be found on the System for Electronic Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the SEC’s Electronic Document and Gathering Retrieval System (“EDGAR”) at www.sec.gov;

(b)
including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Company’s Information Circular for its most recent annual meeting of shareholders; and

(c)	is provided in the Company’s audited financial statements and related management discussion and analysis for the years ended December 31, 2017 and 2016.